DEFA14A

PROXY STATEMENT PURSUANT TO SECTION 14 (a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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            The Dreyfus/Laurel Funds, Inc.

-          Dreyfus Core Equity Fund

            (Name of Registrant as Specified In Its Charter)

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IN ORDER FOR SHAREHOLDERS TO REALIZE THE EXPECTED BENEFITS
OF THE MERGER OF DREYFUS CORE EQUITY FUND INTO DREYFUS
WORLDWIDE GROWTH FUND, PLEASE CAST YOUR VOTE!

July 16, 2018

Dear Shareholder:

We sent you this communication in advance of the adjourned meeting of shareholders of Dreyfus Core Equity Fund (the “Fund”), scheduled for August 1, 2018, because you are a shareholder of the Fund and have not yet cast your vote on the proposed merger of the Fund into Dreyfus Worldwide Growth Fund. The funds have substantially similar investment management policies and comparable performance records. The expected benefits of the proposed merger are set forth below:

  The combined fund will have roughly $815 million in assets (based on assets as of February 28, 2018)

  The larger combined fund will have lower total annual expense ratios than the Fund

  More efficient portfolio management and certain operational efficiencies by operating one large fund

We are approaching the finish line for this proxy campaign and, to date, the Fund has not met the requirement of having more than 50% of the Fund’s outstanding shares voted in favor of the proposal. Although 45% of the Fund’s outstanding shares have been voted, with over 94% of those shares having been voted in favor of the merger, we cannot move forward with the merger at this time. Accordingly, we are asking you to vote on this important matter affecting your Fund investment.

Please take a few moments and vote to help secure the expected benefits of the proposed merger.

TO VOTE, SIMPLY CLICK ON THE LINK BELOW AND ENTER YOUR CONTROL NUMBER FOUND IN THE EMAIL: www.proxyvote.com

If you would like more detail on the proposed merger, its potential benefits, and the voting process, you can contact us at 1-877-478-5047 Monday through Friday 9:00am to 10:00pm EST and Saturday 10:00am to 6:00pm. You can also refer to the Prospectus/Proxy Statement previously sent to you. If you would like to view the statement electronically you can find it use https://im.bnymellon.com/proxymaterials.

Thank you for your time, consideration and vote!